Confidential & Proprietary

Exhibit 99.1

FOR:

Mechanical Technology

CONTACT:

George Relan

Director, Corporate Relations

Telephone (518) 533-2220

MTI MICRO'S GOTTESFELD ANNOUNCES RETIREMENT PLAN

ALBANY, New York, May 4, 2006 -MTI MicroFuel Cells Inc. (MTI Micro or the Company), developer of the award-winning Mobion® micro fuel cell technology and a subsidiary of Mechanical Technology Incorporated (MTI) (NASDAQ:MKTY), today announced that Shimshon Gottesfeld, Ph.D., has agreed to transition from Vice President and Chief Technology Officer to Senior Technical Advisor in preparation for retirement from the Company. Gottesfeld, 65, has agreed to serve as Senior Technical Advisor to MTI Micro for an 18 month period.

"At MTI Micro, we have assembled a world class technical team, developed important ground-breaking intellectual property, and positioned the Company as a leader in the development of direct methanol fuel cells for portable electronic applications," said Steven N. Fischer, Chief Executive Officer of MTI. "We thank Shimshon for all his contributions in making MTI Micro a leader in its field, and congratulate him on his well deserved retirement plans."

"I am very proud of the accomplishments that we have made over the last five years in the development of a novel DMFC platform, and I look forward to my advisory role to the Company on technical matters," said Gottesfeld. "We have become a world leader in developing micro fuel cell components and systems necessary to translate the technology from the laboratory into the market place. I look forward to transitioning my role which will permit me to spend more time abroad with my family. "

About MTI MicroFuel Cells

MTI MicroFuel Cells Inc., a subsidiary of Mechanical Technology Incorporated, (NASDAQ: MKTY), is the developer of the award winning Mobion® direct methanol micro fuel cell technology. The Company has a world-class team of entrepreneurial business executives, researchers and scientists; a number of system prototypes demonstrating size reductions and performance improvements; significant related intellectual property; and has received government awards and developed strategic partnerships to facilitate efforts to achieve commercialization. More information is available at www.mtimicrofuelcells.com.